Exhibit 99.1

IAC REPORTS Q2 2019 – Q2 REVENUE INCREASES TO $1.2 BILLION

NEW YORK— August 7, 2019—IAC (NASDAQ: IAC) released its second quarter results today and separately posted a letter to shareholders from IAC’s CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q2 2019	Q2 2018	Growth

Revenue	$1,186.7	$1,059.1	12%
Operating income	154.3	168.4	-8%
Net earnings	113.5	218.4	-48%
GAAP Diluted EPS	1.19	2.32	-49%
Adjusted EBITDA	259.1	265.0	-2%

See reconciliations of GAAP to non-GAAP measures beginning on page 14.

Q2 2019 HIGHLIGHTS

•                  IAC disclosed its intention to explore the possibility of a distribution of its interests in Match Group and ANGI Homeservices to its shareholders.

•                  Match Group revenue increased 18% to $498.0 million and Average Subscribers increased 18% to 9.1 million.  Tinder Average Subscribers increased 503,000 sequentially and 1.5 million year-over-year to 5.2 million.

•                  ANGI Homeservices revenue increased 17% to $343.9 million and Pro Forma Revenue increased 20%.

•                  Marketplace service requests increased 17% to 7.9 million and Marketplace and Advertising paying service professionals totaled 260,000 at the end of Q2 2019.

•                  Pro Forma Revenue in Q2 2018 excludes deferred revenue write-offs in connection with the Angie’s List transaction and revenue from Felix, which was sold on December 31, 2018.

•                  Vimeo Platform Revenue increased 26% to $45.7 million due to average revenue per subscriber growth of 11% and subscriber growth of 31% to 1.2 million (including Magisto which was acquired on May 28, 2019).

•                  Dotdash revenue increased 23% to $37.7 million.  Operating income increased to $7.0 million (from $1.3 million in Q2 2018) and Adjusted EBITDA increased to $8.4 million (from $2.0 million in Q2 2018).

•                  Mosaic Group revenue increased to $48.1 million, comprising 36% of total Applications revenue in the quarter (up from 20% in Q2 2018), and ended Q2 2019 with 3.8 million subscribers.  Total Applications operating income was $21.0 million and Adjusted EBITDA was $25.3 million.

•                  For the six months ended June 30, 2019, net cash provided by operations was $355.8 million and Free Cash Flow was $279.2 million.

•                  IAC completed its initial investment in Turo, the world’s largest peer-to-peer car sharing marketplace in July 2019.  Turo has a community of over 10 million members and nearly 400,000 listed vehicles and has grown 2x year-over-year in each of the last 2 years.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q2 2019	Q2 2018	Growth
Revenue
Match Group	$498.0	$421.2	18%
ANGI Homeservices	343.9	294.8	17%
Vimeo	45.7	39.6	16%
Dotdash	37.7	30.8	23%
Applications	132.9	143.1	-7%
Emerging & Other	128.5	129.8	-1%
Inter-segment eliminations	(0.1)	(0.1)	-58%
	$1,186.7	$1,059.1	12%
Operating Income (Loss)
Match Group	$172.9	$150.2	15%
ANGI Homeservices	11.4	23.3	-51%
Vimeo	(11.6)	(9.6)	-21%
Dotdash	7.0	1.3	424%
Applications	21.0	33.1	-37%
Emerging & Other	(1.8)	6.1	NM
Corporate	(44.6)	(35.9)	-24%
	$154.3	$168.4	-8%
Adjusted EBITDA
Match Group	$203.5	$175.6	16%
ANGI Homeservices	51.4	67.0	-23%
Vimeo	(9.5)	(7.6)	-24%
Dotdash	8.4	2.0	320%
Applications	25.3	35.4	-28%
Emerging & Other	(1.5)	8.3	NM
Corporate	(18.6)	(15.6)	-20%
	$259.1	$265.0	-2%

IAC disclosed its intention to explore the possibility of a distribution of its equity interest in Match Group and ANGI Homeservices to its shareholders.  No decisions have been made as to the details of, or whether to pursue or consummate, either such transaction.

Match Group

•                  Revenue growth was due primarily to increased subscribers and ARPU at Tinder, partially offset by unfavorable foreign exchange effects.

•                  Operating income and Adjusted EBITDA grew slightly slower than revenue due to higher cost of revenue, due primarily to in-app purchase fees as revenue is increasingly sourced through mobile app stores, and higher legal costs, partially offset by lower selling and marketing expense as a percentage of revenue.  Operating income was further impacted by $5.3 million higher stock-based compensation expense.

Please refer to the Match Group Q2 2019 earnings release and the related investor presentation referenced therein for further detail.

ANGI Homeservices

•                  Revenue increased 17% to $343.9 million driven by:

•                  27% Marketplace growth due to:

•                  a 17% increase in service requests to 7.9 million

•                  an 11% increase in paying service professionals to 223,000

•                  a 14% increase in revenue per paying service professional

•                  13% growth in Europe, impacted by $1.3 million unfavorable foreign exchange effects (20% growth in local currency)

•                  Pro Forma Revenue increased 20% (excluding Q2 2018 deferred revenue write-offs of $1.8 million in connection with the Angie’s List transaction and revenue of $10.0 million from Felix, which was sold on December 31, 2018).

•                  Operating income decreased $11.9 million to $11.4 million due to 23% lower Adjusted EBITDA, partially offset by $4.5 million lower stock-based compensation expense and $2.1 million lower amortization of intangibles.

•                  Adjusted EBITDA decreased due to higher selling and marketing expense as a percentage of revenue and investment at Handy and Fixd Repair, partially offset by $2.6 million Angie’s List transaction-related items in Q2 2018

Please refer to the ANGI Homeservices Q2 2019 earnings release and the IAC Q2 2019 shareholder letter for further detail.

Vimeo

•                  Revenue increased 16% to $45.7 million driven by 26% higher Platform Revenue, partially offset by the sale of the hardware business in Q1 2019.

•                  Platform Revenue growth was driven by an 11% increase in average revenue per subscriber and a 31% increase in ending subscribers to 1.2 million, including the addition of subscribers from Magisto, which was acquired on May 28, 2019.  Ending subscribers increased 8% year-over-year excluding Magisto.

•                  Operating loss increased 21% to $11.6 million and Adjusted EBITDA loss increased 24% to $9.5 million due primarily to higher marketing costs.

Dotdash

•                  Revenue increased 23% to $37.7 million due to 28% higher traffic resulting in strong advertising revenue growth, as well as growth in affiliate commerce commissions.

•                  Operating income increased $5.7 million to $7.0 million and Adjusted EBITDA increased $6.4 million to $8.4 million.

Applications

•                  Revenue decreased 7% to $132.9 million due to a 26% decrease at Desktop, partially offset by a 68% increase at Mosaic Group.

•                  Mosaic Group revenue growth of 68% was driven by:

•                  37% growth related to the ongoing transition to subscription products, increased marketing efforts and new products

•                  The acquisition of TelTech in Q4 2018

•                  The decrease in Desktop revenue was driven by lower Consumer queries and continued Partnerships declines.

•                  Operating income decreased 37% to $21.0 million and Adjusted EBITDA decreased 28% to $25.3 million.

Emerging & Other

•                  Revenue decreased 1% to $128.5 million due primarily to the sales of Electus, Dictionary.com and CityGrid in Q4 2018, partially offset by higher revenue from Ask Media Group and growth at Bluecrew.

•                  Operating loss was $1.8 million in Q2 2019 compared to a profit of $6.1 million in Q2 2018 and Adjusted EBITDA loss was $1.5 million in Q2 2019 compared to a profit of $8.3 million in Q2 2018.  The profit declines were due primarily to lower margins at Ask Media Group, investment in College Humor Media and Bluecrew and the sale of Dictionary.com.

Corporate

Operating loss increased $8.7 million driven by a $5.4 million increase in stock-based compensation expense due primarily to the issuance of new equity awards and modification charges in 2019, and a $3.0 million increase in Adjusted EBITDA losses driven primarily by higher professional fees and compensation costs.

Other income, net

The Company has an investment in Pinterest, which became a publicly-traded company in Q2 2019.  With effect from Pinterest’s initial public offering, our investment has been accounted for as a marketable security.  Other income, net in Q2 2019 includes a $29.8 million unrealized gain to reflect our investment at the closing market price of Pinterest for Q2 2019.  Other income, net in Q2 2018 includes a $26.8 million realized gain on the sale of certain Pinterest shares held by the Company and a $128.8 million unrealized gain to adjust our remaining interest in Pinterest to fair value.

Income Taxes

The Company recorded income tax provisions of $16.3 million in Q2 2019 and $31.4 million in Q2 2018 for effective tax rates of 10%.  The effective tax rates were lower than the statutory rate of 21% due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards in both periods.

While the Company does not expect to be a full US federal cash income tax payer until 2022, which is in line with previous estimates, the ultimate timing is dependent upon a number of factors, including the Company’s performance, other components of pre-tax income (including realized gains and losses) and the amount and timing of tax deductions related to stock-based awards.

Free Cash Flow

For the six months ended June 30, 2019, Free Cash Flow decreased $60.9 million to $279.2 million due primarily to an increase in accounts receivable, due to the timing of certain cash receipts and higher revenue, and higher capital expenditures.

	Six Months Ended June 30,
($ in millions, rounding differences may occur)	2019	2018
Net cash provided by operating activities	$355.8	$379.8
Capital expenditures	(76.6)	(39.7)
Free Cash Flow	$279.2	$340.1

CONFERENCE CALL

IAC executives will participate in the ANGI Homeservices quarterly conference call to answer questions regarding IAC on Thursday, August 8, 2019, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the public at www.iac.com/Investors or ir.angihomeservices.com.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2019:

•                  IAC had 84.2 million common and Class B common shares outstanding.

•                  On a consolidated basis, the Company had $3.3 billion in cash and cash equivalents and marketable securities, of which IAC held $2.7 billion, Match Group held $266.4 million and ANGI Homeservices held $380.6 million.

•                  On a consolidated basis, the Company had $3.6 billion in long-term debt, of which IAC had $1.7 billion, Match Group had $1.6 billion and ANGI Homeservices had $254.4 million.

•                  In Q2 2019, the Company, through two wholly-owned subsidiaries, issued $575 million 0.875% Exchangeable Senior Notes due 2026 and $575 million 2.00% Exchangeable Senior Notes due 2030.  The net proceeds, after deducting fees, expenses and the net premium paid for Exchangeable Senior Note hedges and warrants were approximately $1.0 billion.

•                  IAC has a $250 million revolving credit facility, Match Group has a $500 million revolving credit facility and ANGI Homeservices has a $250 million revolving credit facility.  The IAC, Match Group and ANGI credit facilities were undrawn as of June 30, 2019 and currently remain undrawn.

IAC has 8.0 million shares remaining in its stock repurchase authorization.

Between May 6, 2019 and August 2, 2019, Match Group repurchased 0.9 million common shares at an average price of $69.75.  Match Group has 1.4 million shares remaining in its stock repurchase authorization.

ANGI Homeservices has 15.0 million shares remaining in its stock repurchase authorization.

IAC, Match Group and ANGI Homeservices may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of June 30, 2019, IAC’s economic interest in Match Group was 80.4% and IAC’s voting interest was 97.5%.  IAC held 226.1 million shares of Match Group.

As of June 30, 2019, IAC’s economic interest in ANGI Homeservices was 83.1% and IAC’s voting interest was 98.0%.  IAC held 421.5 million shares of ANGI Homeservices.

OPERATING METRICS

(rounding differences may occur)

	Q2 2019	Q2 2018	Growth

Match Group

Revenue ($ in millions)
Direct Revenue(a)
North America(b)	$251.5	$222.2	13%
International(c)	235.8	185.6	27%
Total Direct Revenue(a)	$487.3	$407.7	20%
Indirect Revenue	10.7	13.5	-21%
Total Revenue	$498.0	$421.2	18%

Average Subscribers (in thousands)(d)
North America(b)	4,518	4,131	9%
International(c)	4,562	3,592	27%
Total Average Subscribers	9,080	7,723	18%

ARPU(e)
North America(b)	$0.60	$0.58	4%
International(c)	$0.56	$0.56	1%
Total ARPU	$0.58	$0.57	2%

ANGI Homeservices

Revenue ($ in millions)

As Reported
Marketplace(f)	$259.5	$204.7	27%
Advertising & Other(g)	64.9	72.8	-11%
Total North America	$324.4	$277.5	17%
Europe	19.5	17.3	13%
Total ANGI Homeservices revenue	$343.9	$294.8	17%

Pro Forma (h)
Marketplace(f)	$259.5	$204.7	27%
Advertising & Other(g)	64.9	64.5	1%
Total North America	$324.4	$269.3	20%
Europe	19.5	17.3	13%
Total ANGI Homeservices revenue	$343.9	$286.6	20%

Other ANGI Homeservices metrics
Marketplace Service Requests (in thousands)(f)(i)	7,925	6,799	17%
Marketplace Paying Service Professionals (in thousands)(f)(j)	223	202	11%
Marketplace Revenue per Paying Service Professional(f)(k)	$1,161	$1,016	14%
Advertising Service Professionals (in thousands)(l)	36	39	-6%

See notes on following page

OPERATING METRICS (continued)

	Q2 2019	Q2 2018	Growth

Vimeo
Revenue ($ in millions)
Platform(m)	$45.7	$36.3	26%
Hardware(n)	—	3.3	NM
Total Revenue	$45.7	$39.6	16%

Vimeo Ending Subscribers (in thousands)(o)	1,204	917	31%

Applications
Revenue ($ in millions)
Desktop(p)	$84.8	$114.4	-26%
Mosaic Group(q)	48.1	28.6	68%
Total Revenue	$132.9	$143.1	-7%

(a)         Direct Revenue includes both subscription and à la carte revenue that is received directly from an end user of our products.

(b)         North America consists of our businesses for users located in the United States and Canada.

(c)          International consists of our businesses for users located outside of the United States and Canada.

(d)         Average Subscribers is calculated by summing the number of Subscribers at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.  A Subscriber is a user who purchases a subscription to one of our products.  Users who purchase only à la carte features do not qualify as Subscribers.

(e)          ARPU, or Average Revenue per Subscriber, is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte revenue from Subscribers) divided by the Average Subscribers in such period divided by the number of calendar days in such period.  Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

(f)            Reflects the HomeAdvisor and Handy domestic marketplace, including consumer connection revenue for consumer matches, membership subscription revenue from service professionals and revenue from completed jobs sourced through the Handy platform.  It excludes revenue from Angie’s List, mHelpDesk, HomeStars, Fixd Repair and Felix.

(g)         Includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk, HomeStars, Fixd Repair (acquired on January 25, 2019) and Felix prior to its sale on December 31, 2018.

(h)         Pro Forma Revenue in Q2 2018 excludes deferred revenue write-offs of $1.8 million in connection with the Angie’s List transaction and revenue of $10.0 million from Felix, which was sold on December 31, 2018.

(i)            Fully completed and submitted domestic customer service requests to HomeAdvisor and completed jobs sourced through the Handy platform.

(j)            The number of HomeAdvisor and Handy domestic service professionals that had an active subscription and/or paid for consumer matches or completed a job sourced through the Handy platform in the last month of the period.  An active HomeAdvisor subscription is a subscription for which HomeAdvisor was recognizing revenue on the last day of the relevant period.

(k)          Marketplace quarterly revenue divided by Marketplace Paying Service Professionals.

(l)            Reflects the total number of Angie’s List service professionals under contract for advertising at the end of the period.

(m)       Platform Revenue primarily includes subscription SaaS and other related revenue from Vimeo subscribers.

(n)         Hardware Revenue includes sales of our live streaming accessories.  Vimeo sold its hardware business in Q1 2019.

(o)         The number of subscribers to Vimeo’s SaaS video tools at the end of the period.

(p)         Desktop is comprised of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

(q)         Mosaic Group (formerly Mobile) includes Apalon, iTranslate, TelTech and Daily Burn (with effect from Q2 2018) and is comprised primarily of revenue generated by mobile applications distributed through iOS and Android.

DILUTIVE SECURITIES

IAC has various dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	8/2/19	Dilution at:

Share Price			$236.77	$250.00	$270.00	$290.00	$310.00

Absolute Shares as of 8/2/19	84.3		84.3	84.3	84.3	84.3	84.3

RSUs and non-publicy traded subsidiary denominated equity awards	0.7		0.2	0.2	0.2	0.2	0.2
Options	5.3	$63.71	1.1	1.1	1.1	1.1	1.2
Warrants expiring on January 1, 2023	3.4	$229.70	0.1	0.3	0.5	0.7	0.9
Warrants expiring on September 15, 2026 and April 15, 2030	3.9	$457.02	0.0	0.0	0.0	0.0	0.0
Total Dilution			1.4	1.5	1.8	2.0	2.2
% Dilution			1.6%	1.8%	2.1%	2.3%	2.6%
Total Diluted Shares Outstanding			85.7	85.8	86.1	86.3	86.5

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

RSUs and non-publicly traded subsidiary denominated equity awards — These awards are settled on a net basis, with the Company paying in cash any taxes required to be withheld from the employees upon settlement of the awards; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise assuming a withholding tax rate of 50%.  In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares.  Withholding taxes paid by the Company on behalf of the employees upon net settlement would be $58.2 million, assuming a stock price of $236.77 and a 50% withholding rate.  The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at June 30, 2019.

Options — During the first quarter of 2019, the Company started to settle stock options on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued assuming no proceeds received by the Company upon exercise and withholding taxes (at a rate of 50%) are paid by the Company on behalf of the employees upon net settlement.  In addition, the estimated income tax benefit from the tax deduction received upon the exercise of these awards is assumed to be used to repurchase IAC shares.  Withholding taxes paid by the Company on behalf of the employees upon net settlement would be $461.5 million ($370.4 million for vested options and $91.1 million for unvested options), assuming a stock price of $236.77 and a 50% withholding rate.

Exchangeable Senior Notes — The Company has three series of Exchangeable Senior Notes outstanding.  In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares or a combination of cash and shares.    At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes.  No dilution is reflected in the table above for the $517.5 million 0.875% Exchangeable Senior Notes due October 1, 2022, which is the only series of Exchangeable Senior Notes that is currently exchangeable, because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.

Warrants — At the time of the issuance of each series of Exchangeable Senior Notes the Company also sold warrants for the number of shares with the strike prices reflected in the table above.  The cash generated from the exercise of the warrants is assumed to be used to repurchase IAC shares and the net dilution is reflected in the table above.

ANGI Homeservices and Match Group Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices and Match Group equity awards can be settled either in IAC common shares or the common shares of these subsidiaries, at IAC’s election.  For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices and Match Group common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenue	$1,186,658	$1,059,122	$2,292,501	$2,054,197
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	276,389	218,224	536,460	420,186
Selling and marketing expense	411,102	369,660	832,962	772,492
General and administrative expense	225,514	188,363	439,130	372,547
Product development expense	78,614	75,445	167,314	152,382
Depreciation	21,091	18,805	40,062	38,062
Amortization of intangibles	19,638	20,188	42,390	40,141
Total operating costs and expenses	1,032,348	890,685	2,058,318	1,795,810

Operating income	154,310	168,437	234,183	258,387

Interest expense	(37,206)	(27,356)	(68,349)	(53,861)
Other income, net	45,972	171,141	46,623	166,522
Earnings before income taxes	163,076	312,222	212,457	371,048
Income tax (provision) benefit	(16,285)	(31,368)	47,319	(2,355)
Net earnings	146,791	280,854	259,776	368,693
Net earnings attributable to noncontrolling interests	(33,324)	(62,501)	(57,614)	(79,258)
Net earnings attributable to IAC shareholders	$113,467	$218,353	$202,162	$289,435

Earnings per share attributable to IAC shareholders:
Basic earnings per share	$1.35	$2.61	$2.41	$3.47
Diluted earnings per share	$1.19	$2.32	$2.10	$3.05

Stock-based compensation expense by function:
Cost of revenue	$695	$715	$1,984	$1,425
Selling and marketing expense	2,760	2,077	5,477	3,842
General and administrative expense	49,949	44,875	94,959	90,501
Product development expense	9,021	9,894	27,449	20,875
Total stock-based compensation expense	$62,425	$57,561	$129,869	$116,643

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	June 30,	December 31,
	2019	2018
ASSETS

Cash and cash equivalents	$3,151,959	$2,131,632
Marketable securities	161,749	123,665
Accounts receivable, net of allowance and reserves	365,495	279,189
Other current assets	234,884	228,253
Total current assets	3,914,087	2,762,739

Right-of-use assets	180,290	—
Property and equipment, net of accumulated depreciation and amortization	361,550	318,800
Goodwill	2,892,962	2,726,859
Intangible assets, net of accumulated amortization	628,418	631,422
Long-term investments	101,958	235,055
Deferred income taxes	115,988	64,786
Other non-current assets	103,852	134,924
TOTAL ASSETS	$8,299,105	$6,874,585

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Accounts payable, trade	104,392	74,907
Deferred revenue	402,218	360,015
Accrued expenses and other current liabilities	433,102	434,886
Total current liabilities	953,462	883,558

Long-term debt, net	3,138,531	2,245,548
Income taxes payable	36,533	37,584
Deferred income taxes	23,010	23,600
Other long-term liabilities	223,470	66,807

Redeemable noncontrolling interests	80,502	65,687

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Common stock	263	262
Class B convertible common stock	16	16
Additional paid-in capital	11,957,543	12,022,387
Retained earnings	1,460,956	1,258,794
Accumulated other comprehensive loss	(125,705)	(128,722)
Treasury stock	(10,309,612)	(10,309,612)
Total IAC shareholders’ equity	2,983,461	2,843,125
Noncontrolling interests	860,136	708,676
Total shareholders’ equity	3,843,597	3,551,801
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,299,105	$6,874,585

Effective January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842).  The adoption resulted in the recognition of right-of-use assets and related lease liabilities. At June 30, 2019, the Company has $180.3 million of right-of-use assets and $234.3 million of lease liabilities ($32.6 million included in Accrued expenses and other current liabilities and $201.7 million in Other long-term liabilities).  There was no impact on the Company’s consolidated statement of operations and cash flows.

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities:
Net earnings	$259,776	$368,693
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	129,869	116,643
Amortization of intangibles	42,390	40,141
Depreciation	40,062	38,062
Bad debt expense	33,408	20,865
Deferred income taxes	(57,169)	(11,258)
Unrealized gains on equity securities, net	(29,247)	(126,559)
Loss (gains) from the sale of investments and businesses, net	6,242	(27,172)
Other adjustments, net	20,175	8,591
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(124,957)	(60,185)
Other assets	3,482	(38,195)
Accounts payable and other liabilities	(1,764)	1,063
Income taxes payable and receivable	(7,956)	3,467
Deferred revenue	41,497	45,646
Net cash provided by operating activities	355,808	379,802
Cash flows from investing activities:
Acquisitions, net of cash acquired	(201,026)	(17,513)
Capital expenditures	(76,623)	(39,696)
Proceeds from maturities of marketable debt securities	163,500	10,000
Purchases of marketable debt securities	(39,740)	(124,397)
Net proceeds from the sale of businesses and investments	23,373	27,540
Purchases of investments	—	(31,180)
Other, net	(2,156)	9,599
Net cash used in investing activities	(132,672)	(165,647)
Cash flows from financing activities:
Proceeds from issuance of IAC debt	1,150,000	—
Purchase of exchangeable note hedges	(303,428)	—
Proceeds from issuance of warrants	166,520	—
Borrowings under Match Group Credit Facility	40,000	—
Proceeds from Match Group 2019 Senior Notes offering	350,000	—
Principal payments on Match Group Credit Facility	(300,000)	—
Principal payments on ANGI Homeservices Term Loan	(6,875)	(6,875)
Debt issuance costs	(26,361)	(532)
Purchase of IAC treasury stock	—	(7,869)
Purchase of Match Group treasury stock	(76,086)	(73,943)
Proceeds from the exercise of IAC stock options	9,767	27,317
Proceeds from the exercise of Match Group and ANGI Homeservices stock options	573	2,125
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(32,789)	(495)
Withholding taxes paid on behalf of Match Group and ANGI Homeservices employees on net settled stock-based awards	(164,710)	(136,727)
Purchase of noncontrolling interests	(6,121)	(877)
Other, net	(3,719)	(4,829)
Net cash provided by (used in) financing activities	796,771	(202,705)
Total cash provided	1,019,907	11,450
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	361	44
Net increase in cash, cash equivalents, and restricted cash	1,020,268	11,494
Cash, cash equivalents, and restricted cash at beginning of period	2,133,685	1,633,682
Cash, cash equivalents, and restricted cash at end of period	$3,153,953	$1,645,176

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

ANGI HOMESERVICES REVENUE TO PRO FORMA REVENUE RECONCILIATION

	Three Months Ended June 30,
	2019	2018	% Growth
Revenue	$343.9	$294.8	17%
Add back: Angie’s List deferred revenue write-offs	—	1.8
Less: Felix revenue (sold on December 31, 2018)	—	(10.0)
Pro Forma Revenue	343.9	286.6	20%

ANGI HOMESERVICES EUROPE RECONCILATION OF GAAP REVENUE TO NON-GAAP REVENUE, EXCLUDING FOREIGN EXCHANGE EFFECTS

	Three Months Ended June 30,
	2018, As Reported		2018, As Reported
Europe Revenue	$17.3		$17.3

	2019, As Reported	Foreign exchange effects	2019 excluding foreign exchange effects
Europe Revenue	$19.5	$1.3	$20.8
Increase in dollars	$2.2		$3.4
Percentage increase	13%		20%

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended June 30, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$172.9	$22.0	$8.2	$0.4	$—	$203.5
ANGI Homeservices	11.4	17.5	8.8	13.7	—	51.4
Vimeo	(11.6)	—	0.1	2.0	—	(9.5)
Dotdash	7.0	—	0.2	1.1	—	8.4
Applications	21.0	—	0.4	2.3	1.6	25.3
Emerging & Other	(1.8)	—	0.3	—	—	(1.5)
Corporate	(44.6)	22.9	3.1	—	—	(18.6)
Total	$154.3	$62.4	$21.1	$19.6	$1.6	$259.1

	For the three months ended June 30, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$150.2	$16.7	$8.4	$0.2	$0.1	$175.6
ANGI Homeservices	23.3	22.1	5.9	15.8	—	67.0
Vimeo	(9.6)	—	0.3	1.6	—	(7.6)
Dotdash	1.3	—	0.2	0.4	—	2.0
Applications	33.1	—	0.8	1.6	—	35.4
Emerging & Other	6.1	1.3	0.3	0.6	—	8.3
Corporate	(35.9)	17.5	2.8	—	—	(15.6)
Total	$168.4	$57.6	$18.8	$20.2	$0.1	$265.0

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA (continued)

	For the six months ended June 30, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$291.7	$50.0	$16.0	$0.8	$—	$358.6
ANGI Homeservices	7.8	36.8	15.8	28.3	—	88.6
Vimeo	(29.4)	—	0.3	3.4	—	(25.7)
Dotdash	10.1	—	0.4	5.0	—	15.5
Applications	46.3	—	0.8	4.7	3.1	55.0
Emerging & Other	(4.3)	—	0.5	0.2	—	(3.6)
Corporate	(88.0)	43.1	6.1	—	—	(38.8)
Total	$234.2	$129.9	$40.1	$42.4	$3.1	$449.7

	For the six months ended June 30, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$262.4	$33.7	$16.5	$0.5	$0.2	$313.3
ANGI Homeservices	12.5	47.0	12.1	32.1	—	103.6
Vimeo	(19.3)	—	0.7	3.3	—	(15.4)
Dotdash	4.5	—	0.5	0.8	—	5.8
Applications	58.5	—	1.5	2.1	—	62.2
Emerging & Other	12.6	1.4	1.1	1.4	—	16.5
Corporate	(72.8)	34.6	5.7	—	—	(32.6)
Total	$258.4	$116.6	$38.1	$40.1	$0.2	$453.4

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports ANGI Homeservices Pro Forma Revenue, ANGI Homeservices Europe Revenue Excluding Foreign Exchange Effects, Adjusted EBITDA and Free Cash Flow, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA and Free Cash Flow are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  ANGI Homeservices Europe Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing how ANGI Homeservices European businesses performed without the effect of exchange rate differences when compared to prior years.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, however, should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

ANGI Homeservices Pro Forma Revenue is defined as revenue excluding (i) in any prior period, revenue from any businesses sold or disposed of, and for which no revenue is reflected in the current period and (ii) any write-offs of deferred revenue as a result of purchase accounting adjustments.  The percentage change in ANGI Homeservices Pro Forma Revenue is calculated by subtracting ANGI Homeservices Pro Forma Revenue for the applicable period in the year ended December 31, 2018 from the Pro Forma Revenue as reported or forecasted revenue in the applicable period in the year ending December 31, 2019 and dividing the resulting difference by the ANGI Homeservices Pro Forma Revenue in the applicable period in the year ended December 31, 2018.  We believe the presentation of ANGI Homeservices Pro Forma Revenue and the percentage change in revenue on a pro forma basis, in addition to revenue on a GAAP basis, helps improve the ability to understand ANGI Homeservices’ revenue performance because it presents revenue on a comparable basis by excluding the revenue from any businesses sold or disposed of, and for which no revenue is reflected in the current period and any write-offs of deferred revenue as a result of purchase accounting adjustments.

ANGI Homeservices Europe Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates.  The percentage change in ANGI Homeservices Europe Revenue Excluding Foreign Exchange Effects is calculated by determining the change in ANGI Homeservices Europe current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates.  We believe the impact of foreign exchange rates on ANGI Homeservices Europe Revenue may be an important factor in understanding period over period comparisons if movement in rates is significant.  Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other foreign currencies, and unfavorably impacted as the U.S dollar strengthens relative to other foreign currencies.  We believe the presentation of ANGI Homeservices Europe Revenue Excluding Foreign Exchange Effects in addition to reported revenue helps improve the ability to understand ANGI Homeservices Europe’s performance because it excludes the impact of foreign currency volatility that is not indicative of ANGI Homeservices Europe’s core operating results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature.  Adjusted EBITDA has certain limitations because it excludes the impact of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING (continued)

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions (including the combination of HomeAdvisor and Angie’s List) of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  To the extent that stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Please see page 10 for a summary of our dilutive securities, including stock-based awards as of August 2, 2019 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions (including the combination of HomeAdvisor and Angie’s List).  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the ANGI Homeservices conference call, which will be held at 8:30 a.m. Eastern Time on Thursday, August 8, 2019 (with IAC executives participating to answer questions regarding IAC), may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, including the possibility of distributing interests in our public subsidiaries to our shareholders, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: our continued ability to successfully market, distribute and monetize our products and services through search engines, social media platforms and digital app stores, the failure or delay of the markets and industries in which our businesses operate to migrate online, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize versions of our products and services for mobile and other digital devices, adverse economic events or trends, either generally and/or in any of the markets in which our businesses operate, our continued ability to communicate with users and consumers via e-mail (or other sufficient means), our ability to successfully offset increasing digital app store fees, our ability to establish and maintain relationships with quality service professionals, changes in our relationship with (or policies implemented by) Google, foreign exchange currency rate fluctuations, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with whom we do business), changes in key personnel, our ability to service our outstanding indebtedness and interest rate risk, dilution with respect to our investments in Match Group and ANGI Homeservices, operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, our ability to expand successfully into international markets, regulatory changes, our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties and the determination of whether to proceed with the distribution transactions referenced above and risks related thereto. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies.  We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially-disciplined opportunism will never change.  IAC today operates Vimeo and Dotdash, among many others, and also has majority ownership of both Match Group, which includes Tinder, Match, PlentyOfFish, OkCupid and Hinge, and ANGI Homeservices, which includes HomeAdvisor, Angie’s List and Handy.  The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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